Exhibit 10.2

Closing Agreement

This Closing Agreement (this “Agreement”) is effective as of July 7, 2023, and entered into by and among (i) Wood Violet Fertility LLC, a Delaware limited liability company (“Purchaser”), (ii) Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company (“Company”); (iii) IVF Science, LLC, a Wisconsin limited liability company (“IVF Science”) owned by Wael Megid, Ph.D. (“Dr. Megid”) and Dr. Elizabeth Pritts as trustee for the Elizabeth Pritts Revocable Living Trust, a Trust created under the laws of the State of Wisconsin (each a “Seller” and collectively, the “Sellers”) and (iv) the Sellers’ Representative (as defined in the Membership Interest Purchase Agreement), each a “Party” and collectively, the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into a Membership Interest Purchase Agreement dated March 16, 2023 (“Membership Interest Purchase Agreement”);

WHEREAS, the defined terms in this Agreement are, unless otherwise specified herein, as they are defined in the Membership Interest Purchase Agreement; and

WHEREAS, the parties desire to complete the Closing on or before July 31, 2023.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the parties, intending to be legally bound, hereby agree as follows:

1.	Closing. Purchaser and Sellers agree to complete the Closing no later than July 31, 2023 (the “Closing Date”), and such Closing Date may only be extended by mutual agreement of the Purchaser and the Sellers. Prior to the Closing, the Parties will retain their respective rights and comply with all duties and obligations set forth in the Asset Purchase Agreement. Sellers and Company agree to provide to Purchaser all financial information and operating results requested by Purchaser with respect to Company’s performance in Q2 2023.

2.	Additional Consideration. Purchaser agrees to pay to Sellers the sum of $40,000, on or before July 7, 2023, allocated 85% to Dr. Elizabeth Pritts, as Trustee to the Elizabeth Pritts Revocable Living Trust, and 15% to IVF Science, LLC, to cover the general legal and closing fees. The payment shall be made by wire transfer pursuant to the wiring instructions provided by Sellers to Purchaser. For the avoidance of doubt, such payment is in addition to the Purchase Price and is nonrefundable.

3.	Post-Closing Additional Payment Adjustment. Section 2.2 of the Membership Interest Purchase Agreement is hereby amended by adding the following language immediately after the last sentence in such section:

The Parties acknowledge and agree that any INVO Parent Stock received as an Additional Payment on any Additional Payment Date shall be adjusted for any stock splits and combinations effectuated in INVO Parent Stock on or after the date hereof as follows: if INVO Parent at any time on or after the date hereof (A) subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of INVO Parent Stock into a greater number of shares, the amount of shares of INVO Parent Stock to be received as an Additional Payment on any Additional Payment Date will be proportionately increased and (B) combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of INVO Parent Stock into a smaller number of shares, the amount of shares of INVO Parent Stock to be received as an Additional Payment on any Additional Payment Date will be proportionately decreased. By way of example, if after the date hereof, INVO shall effectuate a 1-for-10 reverse stock split of the INVO Parent Stock whereby each ten (10) shares of INVO Parent Stock are converted into one (1) share of INVO Parent Stock, then the amount of shares of INVO Parent Stock issuable on any Additional Payment Date shall be proportionately reduced to reflect such 1-for-10 reverse stock split and accordingly the shares of INVO Parent Stock issuable on the first Additional Payment Date, the second Additional Payment Date and the third Additional Payment Date would be Thirty-Two Thousand (32,000) shares, Twenty-Two Thousand (22,000) shares and Fourteen Thousand (14,000) shares, respectively.

1

4.	Failure to Close. In the event that Parties fail to close on the purchase pursuant to the Membership Interest Purchase Agreement on or before July 31, 2023, regardless of the reason for the failure to close, and unless there is another signed written extension among the Parties, then the Membership Interest Purchase Agreement shall be deemed terminated consistent with Section 8.1(a) therein.

5.	Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin.

6.	Construction. If any portion of this Agreement is found to be invalid or illegal, the remaining provisions shall nevertheless be binding with the same effect as though the invalid or illegal parts were deleted.

7.	Non-Waiver. No delay or failure by any party to exercise any right under this Agreement or partial or single exercise of that right shall constitute a waiver of that or any other right unless expressly provided herein.

8.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together shall be one in the same instrument. A duplicate copy of this Agreement signed by all parties shall be valid and binding as if one original of the Agreement was signed by the parties. A photographic, or electronic copy of the signature(s) of the undersigned will be deemed to be equivalent to the original hereof and may be used as a duplicate original.

9.	Binding Effect. This Agreement shall be binding upon all the parties hereto and their heirs, personal representatives, legal representatives, successors and assigns.

2

PURCHASER:

Wood Violet Fertility, LLC, a Delaware limited liability company

By:	/s/ Steve Shum
Steve Shum, President

COMPANY:

Fertility Labs of Wisconsin, LLC, a Wisconsin limited liability company

By:	/s/ Elizabeth Pritts
Elizabeth Pritts Revocable Living Trust, Elizabeth Pritts, M.D., Trustee

SELLERS’ REPRESENTATIVE:

/s/ Dr. Elizabeth Pritts
Dr. Elizabeth Pritts

SELLERS:

Elizabeth Pritts Revocable Living Trust

By:	/s/ Elizabeth Pritts
Elizabeth Pritts, M.D., Trustee

IVF Science, LLC, a Wisconsin limited liability Company

By:	/s/ Wael Megid
Wael Megid, Managing Member

3